Exhibit 4.22

THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON AND

IMMATICS US, INC.

AMENDMENT NUMBER 7 - FACILITIES/EQUIPMENT USE AND SERVICES AGREEMENT

This Amendment Number 7 ("Amendment") to the Facilities/Equipment Use and Services Agreement ("Agreement") is entered into effective the 1st day of May 2021, by and between The University of Texas Health Science Center at Houston, ("UTHealth") and lmmatics US, Inc. ("lmmatics"). UTHealth and lmmatics shall be known collectively as "the Parties" and singularly as "a Party" or "the Party."

WHEREAS, the Parties previously entered into an Agreement effective September 1, 2015, as previously amended, whereby UTHealth makes available certain facilities, equipment, and personnel in support of projects; and

WHEREAS, the Parties now desire to amend the Agreement. NOW, THEREFORE, the Parties agree as follows:

1.
Section 9 shall be deleted in its entirety and replaced with the following: For the period May 1, 2021 through December 31, 2021:
•
a comprehensive monthly fee of $15,704.33 per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a 5.263% administrative fee and calculated in accordance with the budget set forth in Exhibit E-2 for the applicable term set forth in section 1.1a.
•
a monthly fee of $4,883.66 for the exclusive use of two Biosafe Sepax 2 RM automated cell processing systems for the same term set forth in section 5.1. This fee is inclusive of a 5.263% administrative fee and covers the maintenance of the instrument. In case of breakdown, during the downtime of the instrument the samples may be processed on an identical system located in The Judith R. Hoffberger Cellular Therapeutics Laboratory and such service will be invoiced separately.

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individual extra-ordinary services as set forth in Exhibit F shall be invoiced to Immatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a 5.263% administrative fee.

All payments shall be made within thirty (30) days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer:

The University of Texas Health Science Center at

Houston 6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden

For the period January 1, 2022 through December 31, 2024:

•
a comprehensive monthly fee of $17,157.01 per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a 15% administrative fee and calculated in accordance with the budget set forth in Exhibit E-2 for the applicable term set forth in section 1.1a.
•
a monthly fee of $5,335.40 for the exclusive use of two Biosafe Sepax 2 RM automated cell processing systems for the same term set forth in section 5.1. This fee is inclusive of a 15% administrative fee and covers the maintenance of the instrument. In case of breakdown, during the downtime of the instrument the samples may be processed on an identical system located in The Judith R. Hoffberger Cellular Therapeutics Laboratory and such service will be invoiced separately.

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individual extra-ordinary services as set forth in Exhibit F shall be invoiced to Immatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a 15% administrative fee.

All payments shall be made within thirty (30) days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer:

The University of Texas Health Science Center at

Houston 6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden

Except as provided for herein, all other terms and conditions of the Agreement effective September 1, 2015, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the first date written above.

SIGNED:

IMMATICS US, INC. THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON

By: /s/ By: /s/ _

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Date: April 29, 2021 Date: April 30, 2021

[**] 4/29/2021